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                                                                      Exhibit 99


For Immediate Release                     For Further Information Contact
Tuesday, November 16, 1999                Robert E. Phaneuf
                                          Vice President - Corporate Development
                                          (918) 592-0101


                 VINTAGE PETROLEUM, INC. ANNOUNCES INCREASE IN
                       AVAILABILITY UNDER BANK FACILITY

         Tulsa, Oklahoma - Vintage Petroleum, Inc. today announced that its commercial bank group has approved an increase in its borrowing base from $400 million to $550 million, providing the company $250 million of unused availability under its unsecured revolving credit facility.

         Vintage's bank group, led by Bank of Montreal, currently provides the company a $535 million revolving credit facility. Semi-annually, the banks establish a borrowing base under the facility based on their assessment of the company's oil and gas reserves and the banks' customary lending practices. The amount available to be borrowed under the facility is limited to the lesser of the borrowing base or the facility size, which is currently set at $535 million. The company may increase the facility size up to $625 million without further approvals from the existing bank group if additional banks agree to join the group.

         Based on the new borrowing base, credit facility size, outstanding borrowings and letters of credit at September 30, 1999, Vintage has unused availability under its revolving credit facility of approximately $250 million. While the unused availability provides substantial financial flexibility, Vintage maintains its target of reducing its long-term debt to book

                                    -More-
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capitalization ratio by year-end 2000 to the low to mid 50's percent range.
Activities aimed at achieving this target include the disposition of certain non-strategic oil and gas assets, the application of the excess of cash flow beyond non-acquisition capital spending and the issuance of equity in connection with future significant acquisitions. Long-term debt to book capitalization at September 30, 1999 was 63.7 percent.

Forward-Looking Statements

         This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address estimates of proved oil and gas reserves and events or developments that the company expects are forward-looking statements. Although Vintage believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, continued availability of capital and financing, and general economic, market or business conditions.

         Vintage Petroleum, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration, and development of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the New York Stock Exchange under the symbol VPI.